Exhibit 2.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”) dated as of October 4, 2016, is by and between BTA Oil Producers, LLC, a Texas limited liability company, acting individually and as Attorney-in-Fact for the parties listed on Schedule I to this Amendment (“Seller”), and Parsley Energy, L.P., a Texas limited partnership (“Buyer”).

Recitals:

A.	WHEREAS, Buyer and Seller are parties to that certain Purchase and Sale Agreement (the “Agreement”) dated August 15, 2016; and

B.	WHEREAS, Buyer and Seller wish to amend the Agreement in accordance with the provisions of this Amendment.

Agreement

NOW, THEREFORE, for and in consideration of the mutual agreements contained in the Agreement and this Amendment and other good and valuable consideration, Seller and Buyer agree as follows:

1. Schedule I to the Agreement is hereby amended in its entirety to read as set forth on Schedule I attached to this Amendment.

2. Section 16.01(c)(i) is hereby deleted and replaced with the following:

“Responsibility for all claims asserted by Buyer or any Third Party that Seller did not have (1) an effective power of attorney, agency arrangement or other valid authorization to execute this Agreement on behalf of any party listed on Schedule I, (2) the authority to convey to Buyer any of the Assets on behalf of any party listed on Schedule I, or (3) the authority to convey to Buyer all interest in any of the Assets owned or previously owned of record by any Person shown on Schedule 16.01(c)(i);”

Schedule 16.01(c)(i) is attached to this Amendment.

3. The last sentence of Section 4.09 is hereby amended and restated as follows:

“For purposes of this Agreement, the term “Title Benefit” means the Seller’s interest in any Asset that is greater than or in addition to that set forth in Schedule 11.01, including a Net Revenue Interest that is greater than that set forth on Schedule 11.01 or Seller’s Working Interest in any Asset that is less than the Working Interest set forth in Schedule 11.01 (without a corresponding decrease in the Net Revenue Interest).”

4. Schedule 6.16 to the Agreement is hereby deleted in its entirety and replaced with Schedule 6.16 attached to this Amendment.

5. Schedule 6.17 to the Agreement is hereby deleted in its entirety and replaced with Schedule 6.17 to this Amendment.

6. Except as specifically provided in this Amendment, all terms and provisions of the Agreement shall remain unchanged and in full force and effect, and the Agreement, as modified by this Amendment, is hereby ratified, acknowledged and reaffirmed by Seller and Buyer. The execution of this Amendment shall not directly or indirectly in any way whatsoever: (a) impair, prejudice or otherwise adversely affect Buyer’s or Seller’s right at any time to exercise any right, privilege or remedy in connection with the Agreement, (b) amend or alter any provision of the Agreement (other than the amendments provided for in this Amendment) or (c) constitute any course of dealing or other basis for altering any obligation of Buyer or Seller or any right, privilege or remedy of Buyer or Seller under the Agreement. Each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Agreement as amended hereby.

7. This Amendment may be executed in any number of counterparts and all such counterparts shall be taken together as one document. Signatures on this Amendment transmitted by fax or other electronic means shall constitute and be deemed original signatures and be binding for all purposes.

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this amendment as of the date first above written.

SELLER:

BTA OIL PRODUCERS, LLC,
acting individually and as attorney-in-fact for
the sellers listed on Schedule I attached hereto

By:	/s/ Barry Beal, Jr.

Name:	Barry Beal, Jr.
Title:	Managing Member

BUYER:

PARSLEY ENERGY, L.P.

By:	Parsley Energy Management, LLC,
its general partner

By:	/s/ Michael W. Hinson

Name:	Michael W. Hinson
Title:	Vice President—Corporate Development

[Signature Page – First Amendment to Purchase and Sale Agreement]